As filed with the Securities and Exchange Commission on November 1, 2013

Registration No. 333-97009

Registration No. 333-72294

Registration No. 333-63665

Registration No. 333-27473

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Registration Statement No. 333-97009

Registration Statement No. 333-72294

Registration Statement No. 333-63665

Registration Statement No. 333-27473

STERLING BANCORP

(Exact name of registrant as specified in its charter)

New York	13-2565216
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

650 Fifth Avenue

New York, New York 10019-6108

(212) 757-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sterling Bancorp Stock Incentive Plan

(Full title of the plan)

Jack Kopnisky, President and Chief Executive Officer

c/o Sterling Bancorp

400 Rella Blvd.

Montebello, New York 10901

(845) 369-8040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Deregistration of Securities

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Sterling Bancorp (the “Registrant” or “legacy Sterling Bancorp”):

•                        File No. 333-97009, pertaining to the registration of 400,000 shares of common stock, par value $1.00 per share (the “Common Stock”), issuable under the Sterling Bancorp Stock Incentive Plan (the “Incentive Plan”), and an indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or additional similar transactions;

•                        File No. 333-72294, pertaining to the registration of 862,000 shares of Common Stock (including associated and attached rights to purchase shares of capital stock under the Registrant’s Shareholder Protection Rights Agreement, dated as of May 21, 1998) issuable under the Incentive Plan, and an indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or additional similar transactions, and an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described therein;

•                        File No. 333-63665, pertaining to the registration of 400,000 shares of Common Stock (including associated and attached rights to purchase shares of capital stock under the Registrant’s Shareholder Protection Rights Agreement, dated as of May 21, 1998) issuable under the Incentive Plan; and

•                        File No. 333-27473, pertaining to the registration of 942,000 shares of Common Stock (including associated and attached rights to purchase shares of capital stock under the Registrant’s Rights Agreement, dated as of March 3, 1989) issuable under the Incentive Plan.

On April 3, 2013, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Registrant and Provident New York Bancorp, a Delaware corporation (“Provident”).  Pursuant to the Merger Agreement, on October 31, 2013, the Registrant merged (the “Merger”) with and into Provident, with Provident continuing as the surviving corporation (the “Surviving Corporation”) and as the successor in interest to the Registrant following the Merger.  In connection with the consummation of the Merger, the Surviving Corporation changed its name to “Sterling Bancorp”.

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated.  The Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montebello, State of New York, on November 1, 2013.  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

STERLING BANCORP
(as successor to legacy Sterling Bancorp)

By:	/s/ LUIS MASSIANI
Name:	Luis Massiani
Title:	Executive Vice President, Chief Financial Officer

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